Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Terrance M. McCarthy’s Retirement
Appointment of Timothy J. Lathe as Chief Executive Officer

St. Louis, Missouri, November 3, 2014. First Banks, Inc. (the “Company”), parent company of First Bank, announced today that Terrance M. McCarthy, Chief Executive Officer of the Company, will retire on February 13, 2015. At a regular meeting of the Board of Directors of the Company (the “Board”), McCarthy announced his plan to retire from his positions as Chief Executive Officer, President, and as a member of the Board, effective February 13, 2015.
McCarthy has served as Chief Executive Officer of the Company since 2007. He joined the Company in 1995, in California, and held a variety of positions before being named President of the Bank in 2002. James F. Dierberg, Chairman of the Board, said, “On behalf of the Board of Directors and the Dierberg family, I would like to thank Terry for his many contributions during his career with the Company that has spanned nearly 20 years. Terry has been a strong and accomplished CEO, having successfully managed the Company through times of immense change, while never losing sight of both our clients and employees. He has built a strong foundation for growth in the coming years.”
The Board elected Timothy J. Lathe to succeed McCarthy as President and Chief Executive Officer of the Company and Director of the Company, effective concurrent with McCarthy’s retirement on February 13, 2015. Lathe currently serves as Chief Executive Officer and President of First Bank (the “Bank”), the Company’s principal subsidiary.
Lathe joined the Company in April, 2013 as Chief Executive Officer and President of the Bank. In these positions, he has had primary responsibility for the revenue-generating business segments of the Bank, including Commercial Banking, Retail Banking and Wealth Management. In his new role, Lathe will have primary responsibility for leading all segments of the Company and the Bank. Lathe said, “First Bank is truly a special place. I have been fortunate to work with Terry and am very pleased to now have the opportunity to lead this great organization. The Bank and its exceptional employees continue to demonstrate an unwavering commitment to our clients.”
Michael J. Dierberg, Vice Chairman, said, “The Dierberg family and the Board look forward to working with Tim in his new role. He has demonstrated great capacity and leadership since joining the Company. We are confident that he will continue to build on the strong foundation Terry has established. As one of the nation’s largest family-owned banks, First Bank has enjoyed a legacy of strength, agility, and long-term perspective for more than 100 years. Having completed the first 100 years of our journey, we are setting the course to leverage these critical attributes to become one of the finest independent financial services companies in the industry for the next 100 years.”

About First Banks, Inc.
The Company had assets of $5.89 billion at September 30, 2014 and currently operates 129 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

# # #